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+--------+                                        U.S.
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person

       Bosma                       Roger
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     c/o Lakeland Bancorp, Inc.
     250 Oak Ridge Road
    ----------------------------------------------------------------------------
                                   (Street)

     Oak Ridge                     New Jersey                        07438
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Lakeland Bancorp, Inc.
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary) ###-##-####
               --------------

4.  Statement for Month/Year  12/31/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (Title Below)                            (Specify Below)

     0.05%
     President
     ------------------


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Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security     2. Transaction   3. Transaction  4. Securities Acquired (A)  5. Amount of      6. Ownership 7. Nature
   (Instr. 3)               Date             Code            or Disposed of (D)          Securities        Form:        of Indirect
                            (Month/Day/      (Instr. 8)      (Instr. 3, 4, and 5)        Beneficially      Direct       Beneficial
                            Year)                                                        Owned at          (D) or       Ownership
                                                                                         End of            Indirect     (Instr. 4)
   Lakeland Bancorp, Inc.                                                                Issuer's          (I)
                                                       ----------------------------
                                                                 (A) or                  Fiscal Year       (Instr. 4)
                                                        Amount   (D)        Price        (Instr. 3 & 4)
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
Common                      11/15/00           S/D          100     A                         2100               D             *1
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Common                      02/15/00           DRP           24     A        $12.5000
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Common                      05/15/00           DRP           28     A        $11.1190
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Common                      07/03/00            VP          126     A        $11.8125
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Common                      08/15/00           DRP           26     A        $11.7144
------------------------------------------------------------------------------------------------------------------------------------
Common                      10/02/00            VP          134     A        $11.2028
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Common                      11/15/00           S/D           17     A
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Common                      11/15/00           DRP           32     A        $10.9258
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                            11/15/00           S/D          200     A                         4587               1              2
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

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

 FORM 5 (continued)    Table 11 - Derivative Securities Acquired, Disposed of,
                       or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

R Bosma

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction         5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                   Securities
                                      Price of            (Month/             (Instr. 8)             Acquired (A) or
                                      Derivative          Day/Year)                                  Disposed (D)
                                      Security                                                       (Instr. 3, 4, & 5)

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option
Right to purchase                       9.38             2/9/00                  A                  20,000           ---
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
*1 Stock Option was granted pursuant to Company's 2000 Equity Compensation program and vests in 25% annual installments beginning one year after the grant date
-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exercisable    7. Title and Amount of            8. Price         9. Number            10. Ownership      11. Nature
   and Expiration         Underlying Securities             of               of Derivative         of Derivative      of Indirect
   Date                   (Instr. 3 & 4)                    Derivative       Securities            Security:          Beneficial
   (Month/Day/                                              Security         Beneficially          Direct             Ownership
   Year)                                                    (Instr. 5)       Owned                 (D) or             (Instr. 4)
                                                                             at End                Indirect (1)
                                                                             of Year               (Instr. 4)
 --------------------------------------------                                (Instr. 4)
 Date          Expiration           Amount or
 Exercisable      Date      Title   Number of
                                    Shares

------------------------------------------------------------------------------------------------------------------------------------
     *1        2/8/10        Common  20,000                     ---            20,000                   D               ---
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

Explanation of Responses:
------------------------
   CODES
1. In IRA a/c for Roger Bosma
2. Held jointly by Roger and Holly Bosma, wife of Roger Bosma

DRP - Dividend Reinvestment Plan
S/D - Stock Dividend
VP  - Voluntary Purchase

       /s/ [ILLEGIBLE]^^                      1/18/01
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.